Exhibit 99.1

FOR IMMEDIATE RELEASE

LOEWS CORPORATION COMPLETES SALE OF
HIGHMOUNT EXPLORATION & PRODUCTION

NEW YORK, October 3, 2014 – Loews Corporation (NYSE: L) announced that it has completed the sale of its oil and gas exploration and production subsidiary, HighMount Exploration & Production, LLC, to privately held affiliates of EnerVest, Ltd. for $805 million, subject to customary adjustments. As a result of the sale, Loews’s third quarter earnings report will include a modest reduction in the previously recognized impairment charge for HighMount.

ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and one wholly owned subsidiary, Loews Hotels & Resorts. For more information please visit www.loews.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements relating to expectations, plans or prospects for Loews Corporation, including with respect to the financial impact of the sale of HighMount Exploration & Production LLC, the amount of any potential purchase price adjustments and any gains or losses that may be incurred in future periods. These statements are based upon the current plans, expectations and beliefs of management of Loews Corporation and are subject to many risks and uncertainties that could cause actual results to differ materially from the current plans or expectations described in the forward-looking statements. Many of these risks and uncertainties are beyond the control of Loews Corporation.

Source: Loews Corporation

Loews Corporation
Mary Skafidas, 212-521-2788
Vice President, Investor and Public Relations